Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 78
dated July 7, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – July 24, 2006

PLUS due August 20, 2007
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based on the Value of the AMEX Gold BUGS® Index
Performance Leveraged Upside SecuritiesSM (“PLUSSM”)

Offering Price	:	$10 per PLUS
Leverage Factor	:	300%
Maximum Payment at Maturity	:	$13.10 per PLUS
Aggregate Principal Amount	:	$4,000,000
Initial Index Value	:	316.13
Pricing Date	:	July 24, 2006
Original Issue Date (Settlement Date)	:	July 31, 2006
Index Valuation Date	:	August 16, 2007
Listing	:	None
CUSIP	:	61747S801
Agent	:	Morgan Stanley & Co. Incorporated
Agent’s Commissions	:	$0.15 per PLUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“The AMEX Gold BUGS Index (HUI)” is a service mark of the American Stock Exchange LLC and has been licensed for use by Morgan Stanley. “Performance Leveraged Upside Securities” and “PLUS” are our service marks. The PLUS based on the HUI Index are not sponsored, endorsed, sold or promoted by AMEX and AMEX makes no representation regarding the advisability of investing in the PLUS.

Preliminary Pricing Supplement No. 78 dated July 7, 2006
Prospectus Supplement for PLUS dated February 21, 2006
Prospectus dated January 25, 2006